A. M. Castle & Co. 8-K

Exhibit 99.1

A. M. CASTLE & CO.	1420 Kensington Road Suite 220 Oak Brook, IL 60523 P: (847) 455-7111 F: (847) 241-8171

For Further Information:

 -At ALPHA IR-

Analyst Contact

Chris Donovan or Chris Hodges

(312) 445-2870

Email: CAS@alpha-ir.com

Traded: OTCQB: CASL

A.M. CASTLE & CO. Common Stock To Trade On The OTCQB Ventures market

OAK BROOK, IL, DECEMBER 6, 2016 - A. M. Castle & Co. (OTCQB: CASL) (the “Company” or “Castle”), a global distributor of specialty metal and supply chain solutions, today announced that shares of its common stock will begin to immediately trade on the on the OTCQB® Venture Market, which is operated by OTC Markets Group Inc., under the symbol “CASL.”

On December 6, 2016, the New York Stock Exchange (“NYSE”) notified Castle that it was not in compliance with the NYSE’s continued listing standard set forth in Section 802.01B of the NYSE Listed Company Manual requiring listed companies to maintain an average global market capitalization over a thirty trading-day period of at least $15 million. As a result, the staff of NYSE Regulation determined to suspend trading and commence proceedings to delist Castle’s common stock from the NYSE.

While the Company has the ability to appeal the decision by the NYSE, Castle’s Board of Directors has determined that it is in the best interest of the Company and its shareholders to immediately begin trading on the OTCQB® Venture Market. The move allows investors to transact in the stock uninterrupted. It will also simplify the Company’s administrative requirements and reduce listing fees and legal and administrative costs associated with the listing.

The transition to the OTCQB® Venture Market does not affect the Company’s business operations and does not change its public reporting requirements with the US Securities and Exchange Commission.

About A. M. Castle & Co.

Founded in 1890, A. M. Castle & Co. is a global distributor of specialty metal and supply chain services, principally serving the producer durable equipment, commercial aircraft, heavy equipment, industrial goods, construction equipment, and retail sectors of the global economy. Its customer base includes many Fortune 500 companies as well as thousands of medium and smaller sized firms spread across a variety of industries. It specializes in the distribution of alloy and stainless steels; nickel alloys; aluminum and carbon. Together, Castle and its affiliated companies operate out of 21 metals service centers located throughout North America, Europe and Asia.